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EXHIBIT 10.22








November 12,1998

Michael W. Mooney
503 Warren Street
Marietta, OH 45750

RE:  EMPLOYMENT AGREEMENT

Dear Mike:

To confirm our conversation and agreement between you and the Company as of November 1, 1998, with respect to your Employment Agreement.

1. Your contract per paragraph 1 is automatically renewed through October 31, 1999 with the following additional modifications.

2.   Salary increase of six percent (6%) from $86,400 to $91,584.

3. ESI has and will continue to provide a life insurance policy benefitting your designee (1999 cost $690) in the amount of $250,000.

4. Although not a change, the Company confirms the expected issuance of 5,000 shares of EGAS common stock as of January 5, 1999, pursuant to paragraph 3(c) of your Contract.

5. Modify paragraph 3(d) of your Contract as follows: Instead of two bonuses of 5,000 shares of EGAS common stock to be paid when EGAS trades at $12 and $16, the Company agrees to pay the 10,000 shares to you, 2,500 shares per year for four years commencing on January 5, 1999, and continuing for the next four years. This stock issuance is contingent upon your continued employment with the Company, but shall be considered fully earned and payable if the Company should sell all or substantially all of the stock or assets of the Company within the four year period.

Also in response to your questions, enclosed is a copy of a portion of the provisions adopted by the shareholders on June 17, 1998, as an Amendment to the Company Charter. It requires indemnity to the full extent permitted by law of executive officers of which you are one.


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MICHAEL W. MOONEY            NOVEMBER 22, 1998                       PAGE 2




Lastly, the stock you have and will be receiving will not be registered stock. As such it cannot be sold except pursuant to exemption from the SEC registration requirements. The primary exemption is <Section>144. Under this section, you as an "officer" must hold the stock for two years prior to sale. After two years you may sell the stock with the purchaser receiving unrestricted stock. You must, however, file a Form 4 reflecting to the public a sale by an officer of stock.

If you are in agreement with the above please indicate by initialing and returning an original of this letter for our files and retaining one for yours.

Yours truly,



Richard S. Cooper, JD
President, ESI

RSC:lhg

Enclosures